Exhibit 99.2

CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ENTERS INTO AGREEMENT TO SELL ITS LAMONS BUSINESS

BLOOMFIELD HILLS, Michigan, November 4, 2019 - TriMas (NASDAQ: TRS) today announced that TriMas Company, LLC, a wholly-owned subsidiary of TriMas Corporation, has entered into a definitive agreement to sell its Lamons business to First Reserve, a private equity firm focused on energy investing, for $135 million in cash, subject to customary working capital and purchase price adjustments.
"A key part of TriMas’ overarching strategy is to reposition our portfolio of businesses by investing in innovation and programmatic M&A to accelerate long-term growth, predominantly in our Packaging and Aerospace segments," said Thomas Amato, President & Chief Executive Officer of TriMas. "Our Lamons’ management team has completed a remarkable turnaround over the past few years, streamlining its manufacturing and distribution footprint, and improving operational throughput, which in turn, has resulted in higher sales and operating performance. As Lamons moves into the next phase of growth and development, we believe this business will benefit from First Reserve’s focus and expertise in energy-related end markets. I am pleased that we have secured a buyer for which Lamons will be an ideal fit.”
Lamons is a leading provider of industrial sealing and fastener solutions used in mission-critical, high-consequence applications in the petrochemical, petroleum refining, midstream energy transportation, upstream oil and gas, metropolitan water and wastewater management end markets. Lamons, currently part of TriMas’ Specialty Products segment, generated approximately $186 million in net sales for the 12 months ended September 30, 2019. TriMas will report Lamons’ results of operations as discontinued operations beginning in the fourth quarter of 2019.
Gary Reaves and Neil Wizel, Managing Directors at First Reserve, commented, “First Reserve’s investment in Lamons represents a compelling opportunity to draw on our experience in both executing corporate carve-out transactions and in acquiring energy-related industrial equipment and services companies. We believe Lamons is well-positioned to benefit from favorable long-term macro and secular trends, particularly an increasing industry focus on environmental, social and governance principles and preventative maintenance spending. We are excited to partner with Lamons’ management to grow the business and to deliver its sealing solutions to a diversified set of energy and industrial end markets.”
The closing is expected to occur by the end of the first quarter of 2020, and remains subject to customary regulatory approvals and closing conditions. BofA Securities is serving as financial advisor and has led the sale process, while Jones Day is serving as outside legal counsel for TriMas. Current Capital is serving as financial advisor to First Reserve and Vinson & Elkins is serving as its outside legal counsel. TriMas will discuss additional details related to this transaction on its third quarter 2019 earnings conference call today, November 4, 2019.
“We would like to thank the Lamons team for its contributions to TriMas and its leadership throughout the sale process. We are extremely proud of the great work our broader team has done to strengthen and improve its brand, and we remain committed to delivering the highest level of service to Lamons’ customers during this transition,” concluded Amato.
About TriMas
TriMas is a diversified global manufacturer and provider of products for customers in the consumer products, aerospace, industrial, petrochemical, and oil and gas end markets with approximately 4,000 dedicated employees in 16 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which we report in three segments: Packaging, Aerospace and Specialty Products. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

About First Reserve
First Reserve is a leading global private equity investment firm exclusively focused on energy. With over 35 years of industry insight, investment expertise and operational excellence, the Firm has cultivated an enduring network of global relationships and raised approximately $32 billion of aggregate capital since inception.  First Reserve has completed over 650 transactions (including platform investments and add-on acquisitions), creating several notable energy companies throughout the Firm’s history. Its portfolio companies have operated on six continents, spanning the energy spectrum from upstream oil and gas to midstream and downstream, including resources, equipment and services, and associated infrastructure. Please visit www.firstreserve.com for further information.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the Company’s ability to successfully complete the sale of the Lamons business, including, without limitation, any material adverse changes in the Lamons business or the Lamons assets being sold and the ability to obtain any requisite approvals; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, but not limited to, the impact of tariffs, quotas and surcharges; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.

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